                                                                     EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON DECEMBER 15, 1998, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 15,1998 AMONG THE ISSUER AND THE PURCHASERS NAMED THEREIN, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST WITHOUT CHARGE.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET FORTH IN TREASURY REGULATION 1.1275-3.

THE ISSUE PRICE OF THIS DEBT INSTRUMENT IS $25,714,290. THE AMOUNT OF Oil) ON THIS DEBT INSTRUMENT IS $9,285,710 ASSUMING ALL PAYMENTS OF PRINCIPAL ARE MADE AT MATURITY. THE ISSUE DATE OF THIS DEBT INSTRUMENT IS DECEMBER 15, 1998. THE PER ANNUM YIELD TO MATURITY OF THIS DEBT INSTRUMENT IS 15.02% COMPOUNDED QUARTERLY.

                          SELECT MEDICAL CORPORATION

                         10% Senior Subordinated Note
                             Due December 15, 2008


$35,000,000                                       Dated:  December 15, 1998

          SELECT MEDICAL CORPORATION, a Delaware corporation (hereinafter called the "Company"), for value received, hereby promises to pay to WCAS CAPITAL PARTNERS III, L.P. ("WCAS CP III") or its registered assigns, the principal sum of THIRTY-FIVE MILLION DOLLARS ($35,000,000) on December 15, 2008. In addition, the Company hereby promises to pay to WCAS CP Ill, or its registered assigns, interest (computed on the basis of a 360-day year consisting of twelve 30-day months from the date hereof on the unpaid principal amount hereof at the rate of 10% per annum quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each such date being an "Interest Payment Date"), commencing on March 15, 1999, until the principal amount hereof shall have become due and payable, whether at maturity or by acceleration or otherwise, and thereafter at the rate of 12% per annum on any overdue principal amount and (to the extent permitted by applicable law) on any overdue interest until paid.

          All payments of principal and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

          On any Interest Payment Date on or after December 15, 2003, the Company shall also pay such amount of accrued original issue discount on this Note as shall be necessary to ensure that this Note shall not be considered an "applicable high yield discount obligation" within the meaning of Section 163(i) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. In the event that any such payment of accrued original issue discount occurs, the amount of principal payable on this Note shall be reduced to the extent necessary to ensure that the yield to maturity on this Note (determined as provided by Section 1272 of the Code and the regulations thereunder and computed by taking into account any such payment of accrued original issue discount pursuant to this paragraph) shall equal the yield to maturity on this Note (computed as though no payment of accrued original issue discount had been made under this paragraph). The Company and WCAS CP III agree that the original issue discount characteristics of the Note reflected in the legend were determined in accordance with Treasury Regulation Section 1.1273-2(h)(l) and that they shall report the accrual of interest and original issue discount on the Note consistent with those determinations for all tax purposes.

          If any payment on this Note is due on a day which is not a Business Day, it shall be due on the next succeeding Business Day. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday or day on which banks are authorized or required to be closed in Chicago or New York.

          1. The Note. This Note is issued pursuant to and is subject to the terms and provisions of the Securities Purchase Agreement dated as of December 15, 1998 (the "Purchase Agreement"), among the Company, Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII"), WCAS CP III, Golder, Thoma, Cressey, Rauner Fund V, L.P., GTCR Associates V and the other several purchasers named on Schedule I thereto. As used herein, the term "Note" or "Notes" includes the 10% Senior Subordinated Note due December 15, 2008 of the Company in the principal amount of $35,000,000 issued on the first closing date under the Purchase Agreement (the "First Issuance Date"), any 10% Senior Subordinated Notes due December 15, 2008 of the Company in the aggregate principal amount of up to $30,000,000 issued on subsequent closing dates pursuant to the Purchase Agreement and any 10% Senior Subordinated Note or Notes due December 15, 2008 subsequently issued upon exchange or transfer thereof.

          2. Transfer, Etc. of Notes. The Company shall keep at its office or agency maintained as provided in paragraph (a) of Section 7 a register in which the Company shall provide for the registration of this Note and for the registration of transfer and exchange of this Note. The holder of this Note may, at its option, and either in person or by its duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Company maintained as provided in Section 7 and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefor a Note or Notes each in such denomination or denominations (which shall be $100,000 or an integral multiple thereof) as such holder may request, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons a~ may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Company, duly executed by the holder of such Note or its attorney duly authorized in writing. Every Note so made and delivered in exchange for such Note shall in all ether respects be in the same form and have the same terms and legends thereon as such Note. No transfer or exchange of any Note shall be valid (x) unless made in the foregoing manner at such office or agency and (y) unless registered under the Securities Act of 1933, as amended, or any applicable state securities laws or unless an exemption from such registration is available.

          3. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and an indemnity reasonably acceptable in form and substance to i he Company from the holder thereof, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

          4. Persons Deemed Owners; Holders. The Company may deem and treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note shall be overdue. With respect to any Note at any time outstanding, the term "holder," as used herein, shall be deemed to mean the person in whose name such Note is registered as aforesaid at such time.

          5.   Prepayments.

          (a)  Optional Prepayment.  Subject to any applicable restrictions
               -------------------
contained in the Credit Agreement (as hereinafter defined), upon notice given as provided in Section 5(b), the Company may, at its option, prepay this Note, without premium or penalty, as a whole at any time or in part from time to time in principal amounts which shall be $100,000 or integral multiples thereof together with any accrued and unpaid interest thereon through the date of such prepayment.

          (b)  Notice of Prepayment.  The Company shall give written notice of
               --------------------
any prepayment of this Note or any portion hereof pursuant to Section 5(a) not less than 10 nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment and all other notices to be given to the holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Company on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof, as the case may be, so called for prepayment, at the prepayment price determined in accordance with Section 5(a) hereof. A prepayment of less than all of the outstanding principal amount of this Note shall not relieve the Company of its obligation to make scheduled payments of interest payable in respect of the principal remaining outstanding on the Interest Payment Dates.

          (c)  Allocation of All Payments.  In the event of any partial payment
               --------------------------
of less than all of the interest then due on the Notes then outstanding or any prepayment, purchase, redemption or retirement of less than all of the outstanding Notes, the Company will allocate the amount of interest so to be paid and the principal amount so to be prepaid, purchased, redeemed or retired to each Note in proportion, as nearly as may be, to the aggregate principal amount of all Notes then outstanding.

          (d)  Interest After Date Fixed for Prepayment.  If this Note or a
               ----------------------------------------
portion hereof is called for prepayment as herein provided, this Note or such portion shall cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for such purpose, the Company shall fail to pay this Note or such portion, as the case may be, in which event this Note or such portion, as the case may be, and, so far as may be lawful, any overdue installment of interest, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein for overdue amounts.

          (e)  Surrender of Note; Notation Thereon.  Upon any prepayment of a
               -----------------------------------
portion of the principal amount of this Note, the holder hereof, at its option, may require the Company to execute and deliver at the expense of the Company (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which the interest has been paid on the principal amount of this Note then remaining unpaid, or may present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so prepaid.

          6. Special Mandatory Prepayments. (a) Subject to any applicable restrictions contained in, or prior applications of funds required pursuant to, the Credit Agreement, within 30 days after the consummation of:

               (i)  a Change of Control, or

               (ii) the issuance (other than by dividend or upon the exercise of employee stock options) of any capital stock or other ownership interest of the Company pursuant to offerings registered under the Securities Act of 1933, as amended (the "Securities Act"), the Company shall be required to prepay the indebtedness outstanding under the Notes, without premium or penalty, in an amount equal to l00% of the cash proceeds received by the Company from such transaction less all legal expenses, customary commissions, underwriting discounts and other fees and expenses incurred and all federal, state, local and foreign taxes assessed in connection there with ("Net Proceeds"); provided, however, in the case of an initial public
                             --------  -------
offering of the Company's capital stock registered under the Securities Act, the Company shall instead be required to apply only 25% of the Net Proceeds received by the Company therefrom to prepay the Notes. Partial prepayments of the Notes pursuant to this Section 6 shall be made on a pro rata basis with respect to the Notes, based on the aggregate principal amount of Notes then outstanding.

          (b) In the event of a required prepayment of the indebtedness outstanding under the Notes pursuant to Section 6(a) hereof, the Company will, promptly but in no event later than 30 days after the consummation of the transaction requiring such prepayment, in good faith, (i) obtain any required consent of the holders of any Senior Indebtedness (as defined herein) to permit the prepayment contemplated by Section 6(a), or (ii) repay some or all of such Senior Indebtedness to the extent necessary (including, if necessary, payment in full of such Senior Indebtedness and payment of any prepayment premiums, fees, expenses or penalties) to permit the prepayment contemplated b~ Section 6(a) without such consent. Failure to comply with the foregoing shall not relieve the Company from its obligations pursuant to paragraph (a) above.

          (c) For purposes of this Note "Change of Control" means (i) the sale, lease or transfer, whether direct or indirect (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any "person" or "group" (other than any of the Principal Stockholders (as hereinafter defined)), (ii) the liquidation or dissolution of the Company or the adoption of a plan of liquidation or dissolution of the Company, (iii) the acquisition of "beneficial ownership" by any "person" or "group" (other than any of the Principal Stockholders) of securities of the Company representing more than 50% of the combined voting power of all then outstanding securities entitled to vote generally in elections of directors of the Company or any successor entity ("Voting Stock"), by way of sale, transfer or issuance of or a series of sales, transfers and/or issuances of Voting Stock or otherwise, except as a result of such sales or transfers by WCAS CP III or any of its affiliates in a transaction involving no sale or transfer by any of the other Principal Stockholders, or (iv) any merger or consolidation to which the Company is a party, except for a merger or consolidation in which the holders of the Company's outstanding Voting Stock entitled to elect a majority of the Company's Board of Directors immediately prior to the merger or consolidation shall continue to own directly or beneficially the outstanding Voting Stock of the surviving corporation entitled to elect a majority of the Board of Directors of the surviving corporation after giving effect to the merger or consolidation; provided, however, that in no event shall a foreclosure
                         --------  -------
on any collateral pledged in respect of obligations arising under or in connection with the Credit Agreement constitute a Change of Control.

          For purposes of this Section 6, (i) the terms "person" and "group" shall have the meaning set forth in Section l3(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events, (iii) any "person" or "group" will be deemed to beneficially own any Voting Stock of the Company so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the Voting Stock of a registered holder of the Voting Stock of the Company, and (iv) the term "Principal Stockholders" shall mean any of WCAS VII, WCAS Healthcare Partners L.P., WCAS CP Ill, Golder, Thoma, Cressey, Rauner Fund V, L.P., GTCR Associates V, GTCR Fund VI, L.P., GTCR Executive Fund, L.P., GTCR Associates, VI, Bryan C. Cressey, Thoma Cressey Fund VI, L.P., Select Partners, L.P., Select Healthcare Investors I, L.P., Select Investments II, L.P., Rocco A.. Ortenzio or Robert A. Ortenzio and, as applicable, any general partners thereof (including any of the general partners or managing members of such general partners) and any other investment limited partnerships or other investment entities under common control therewith.

          7. Covenants Relating to the Notes. The Company covenants and agrees that so long as the Notes shall be outstanding and, in the case of paragraphs
(k) through (n) below, so long as five million dollars ($5,000,000) of aggregate principal amount of the Notes is outstanding:

          (a)  Maintenance of Office.  The Company will maintain an office or
               ---------------------
agency in such place in the United States of America as the Company may designate in writing to the registered holder of this Note, where this Note may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Company in respect of this Note may be served and where this Note may be presented for payment. Until the Company otherwise notifies the holder hereof, said office shall be the principal office of the Company located at 4718 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055.

          (b)  Payment of Taxes. The Company will promptly pay and discharge or
               ----------------
cause to be paid and discharged, before the same shall become in default, all material lawful taxes and assessments imposed upon the Company or any of' its subsidiaries or upon the income and profits of the Company or any of its subsidiaries, or upon any property, real, personal or mixed, belonging to the Company or any of its subsidiaries, or upon any part thereof by the United States or any State thereof, as well as all material lawful claims for labor, materials and supplies which, if unpaid, would become a lien or charge upon such property or any part thereof; provided, however, that neither the Company nor
                              --------  -------
any of its subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as both (x) the Company has established adequate reserves for suds tax, assessment, charge, levy or claim and (y)(i) the Company or a subsidiary shall be contesting the validity thereof in good faith by appropriate proceedings or (ii) the Company shall, in its good faith judgment, deem the validity thereof to be questionable and the party to whom such tax, assessment, charge, levy or claim is allegedly owed shall not have made written demand for the payment thereof.

          (c)  Corporate Existence.  The Company will do or cause to be done all
               -------------------
things necessary and lawful to preserve and keep in full force and effect (i) its corporate existence and the corporate existence of each of its subsidiaries and (ii) the material rights and franchises of the Company and each of its subsidiaries under the laws of the United States or any state thereof, or, in the case of subsidiaries organized and existing outside the United States, under the laws of the applicable jurisdiction; provided, however, that nothing in this
                                         --------  -------
paragraph (c) shall prevent (x) a consolidation or merger of, or a sale, transfer or disposition of all or any substantial part of' the property and assets of, the Company not prohibited by the provisions of Section 7(j) hereof or (y) the abandonment or termination of any rights or franchises of the Company, or the abandonment or termination of the corporate existence, rights and franchises of any subsidiary, if such abandonment or termination is, in the good faith business judgment of the Company, in the best interests of the Company and not disadvantageous to the holder of this Note.

          (d)  Maintenance of Property.  The Company will at all times maintain
               -----------------------
and keep, or cause to be maintained and kept, in good repair, working order and condition (reasonable wear and tear excepted) all significant properties of the Company and its subsidiaries used in the conduct of the business of the Company and its subsidiaries, and will from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Company and its subsidiaries may be conducted at all times in the ordinary course consistent with past practice; provided, however, that nothing in this subsection (d) shall require (i) the
--------  -------
making of any repair or renewal or (ii) the continuance of the operation and maintenance of any property or (iii) the retention of any assets (the sale or other disposition of which would not be prohibited by this Sect ion 7), if such action (or inaction) is, in the good faith business judgment of the Company, in the best interests of the Company and is not disadvantageous to the holder of this Note.

          (e)  Insurance. The Company will, and will cause each of its
               ---------
subsidiaries to, (i) keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations and (ii) carry, with financially sound and reputable insurers, such other insurance (including without limitation liability insurance) in such amounts as are available at reasonable expense and to the extent believed advisable in the good faith business judgment of the Company.

          (f)  Keeping of Books. The Company will at all times keep, and cause
               ----------------
each of its subsidiaries to keep, proper books of record and account in which proper entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

          (g)  Transactions with Affiliates. The Company shall not enter into,
               ----------------------------
or permit any of its subsidiaries to enter into, any transaction with any of its or any subsidiary's officers, directors, employees or any person related by I blood or marriage to any such person or any entity in which any such person owns any beneficial interest, except for (i) normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms,

(ii) any transaction approved by the Board of Directors of the Company in accordance with the provisions of Section 144 of the Delaware General Corporation Law, or otherwise permitted by such Section, (iii) customer transactions in the ordinary course of business and on arm's length terms and
(iv) the transactions contemplated by the Purchase Agreement, the Ancillary Agreements (as defined therein) and the Management Agreements.

          (h)  Notice of Certain Events. The Company shall, immediately after it
               ------------------------
becomes aware of the occurrence of(i) any Event of Default (as hereinafter defined) or any event which, upon notice or lapse of time or both, would constitute such an Event of Default (unless such Event of Default or other event is reasonably expected to be, and is, cured within five Business Days after the Company becomes aware of same), or (ii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of the Company to carry on its business substantially as now or then conducted, or would reasonably be expected to hive a material adverse effect on the properties, assets, financial condition, prospects, operating results or business of the Company and its subsidiaries taken as a whole, give notice to the holder of this Note, specifying the nature of such event.

          (i)  Payment of Principal and Interest on the Note.  The Company will
               ---------------------------------------------
use its best efforts, subject to the provisions of applicable credit arrangements (including the Credit Agreement), contractual obligations of the Company and/or its subsidiaries and any applicable law restricting the same, to provide funds from its subsidiaries to the Company, by dividend, advance or otherwise, sufficient to permit payment by the Company of the principal of and interest on this Note in accordance with its terms. Subject to any applicable provisions in the Credit Agreement and documents executed and delivered in connection therewith, the Company will not, and will not permit any subsidiary to, directly or indirectly create or otherwise cause to exist any encumbrance or restriction on the ability of any subsidiary to pay dividends or make any other distributions to the Company or any wholly-owned subsidiary of the Company in respect of its capital stock, except any encumbrance or restriction existing on the First Issuance Date.

          (j)  Consolidation, Merger and Sale.  The Company will not consolidate
               ------------------------------
or merge with or into, or sell or otherwise dispose of all or substantially all of its property in one or more related transactions to, any other corporation or other entity, unless:

               (i) the Company is the surviving corporation or the entity formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale or other disposition shall have been made is a corporation organized or existing under the laws of the United States of any state thereof or the District of Columbia;

               (ii) the surviving corporation or other entity (if other than the Company) shall expressly and effectively assume in writing the due and punctual payment of the principal of and interest on this Note, according to its tenor, and the due and punctual performance and observance of all the terms, covenants, agreements and conditions of this Note to be performed or observed by the Company to the same extent as if such surviving corporation had been the original maker of this Note;

               (iii) the Company or such other corporation or other entity shall not otherwise be in default in the performance or observance of any covenant, agreement or condition of this Note; and

               (iv) the holder of this Note shall have received, in connection therewith, an opinion of counsel for the Company (or other counsel satisfactory to the holder), in form and substance satisfactory to the holder, to the effect that any such consolidation, merger, sale or conveyance and any such assumption complies with the provisions of this paragraph (j).

          Notwithstanding anything to the contrary herein, in no event shall a foreclosure on any collateral pledged in respect of obligations arising under or in connection with the Credit Agreement be deemed to constitute a violation of the Company's obligations under this paragraph (j).

          (k)  Limitation on Indebtedness and Disqualified Stock. The Company
               -------------------------------------------------
will not, and will not permit any of its subsidiaries to, (i) incur or permit to remain outstanding any indebtedness for money borrowed ("Indebtedness"), except
(A) Senior Indebtedness (as defined in Section 13), (B) Indebtedness existing on the First Issuance Date, (C) Indebtedness permitted to be incurred by or under the Credit Agreement or the Canadian Credit Agreement, in each case as in effect from time to time after the First Issuance Date (other than Indebtedness that is subordinate or junior in right of payment (to any extent) to any Senior Indebtedness and senior or pari passu in right of payment (to any extent) to the Notes ("Layered Indebtedness")), (D) in the event that the Credit Agreement or the Canadian Credit Agreement has terminated, Indebtedness permitted to be incurred by or under any successor credit agreement with respect to Senior Indebtedness other than Layered Indebtedness, or if there exists no such credit agreement, such Indebtedness as may be mutually agreed upon by the Company and the holders of a majority of the aggregate principal amount of the Notes then outstanding, (B) Indebtedness incurred after the First Issuance Date for the sole purpose of financing all or a part of the cost of acquiring any interest in any business (whether by a purchase 4 or assets, purchase of stock, merger or otherwise) other than Layered Indebtedness, (F) Indebtedness owing by the Company or any subsidiary of the Company to any subsidiary of the Company or to the Company, or (G) Indebtedness incurred pursuant to the Purchase Agreement, or
(ii) issue any capital stock ("Disqualified Stock") of the Company or any of its subsidiaries (other than the Preferred Stock (as hereinafter defined)) which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures, or is mandatorily redeemable, whether pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof in whole or in part, on or prior to December 31, 2009, other than a "put" or similar right by a holder of a minority interest in any subsidiary of the Company approved by representatives to the Company's Board of Directors designated by

WCAS VII or any of its affiliates in connection with the acquisition of such subsidiary by the Company (the "Put Securities").

          (l)  Restricted Payments. The Company will not, and will not permit
               -------------------
any of its subsidiaries to: (i) declare or pay any dividends on, or make any other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire for value, directly or indirectly, any shares of any class of stock of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property or in obligations of the Company or any of its subsidiaries, except for
(A) distributions of shares of the same class or of a different class of stock pro rata to all holders of shares of a class of stock, (B) the payment of cash dividends on account of the Company's Class A Preferred Stock, $.01 par value (the "Preferred Stock"), (C) dividends, distributions or payments by any subsidiary to the Company or to any wholly-owned subsidiary of the Company, (D) repurchases of Put Securities, (E) distributions pro rata to the stockholders, members, partners or other equity holders of less than wholly-owned subsidiaries of the Company approved by representatives to the Company's Board of Directors designated by WCAS VII or any of its affiliates, or (F) repurchases of shares of any class of stock of the Company from employees upon their termination of employment, or (ii) except as permitted under the Credit Agreement, make any payments of principal of, or retire, redeem, purchase or otherwise acquire any Indebtedness other than any Senior Indebtedness or the Notes (such declarations, payments, purchases, redemptions, retirements, acquisitions or distributions being herein called "Restricted Payments").

          (m)  Limitation on Liens. The Company shall not, and shall not permit
               -------------------
any of its subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any lien, pledge , charge, security interest or encumbrance (collectively, "Liens") on any asset now owned or hereafter acquired, or on tiny income or profits therefrom or assign or convey any right to receive income therefrom, except for (i) Liens permitted under the Credit Agreement, (ii) liens for current taxes not yet due, (iii) landlord's liens,
(iv) purchase money liens, (v) workman's, materialman's, warehouseman's and similar liens arising by law or statute and (vi) Liens existing on the First Issuance Date provided that the Indebtedness secured thereby is not increased.

          (n)  Inspection of Property. The Company will permit the holder hereof
               ----------------------
to visit and inspect any of the properties of the Company and any other subsidiaries and their books and records and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and such subsidiaries and their independent public accountants, all at such reasonable times and as often as such holders may reasonably request.

          8. Modification by Holders; Waiver. The Company may, with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding, modify the terms and provisions of this Note or the rights of the holders of this Note or the obligations of the Company hereunder, and the observance by the Company of any term or provision of this Note may be waived with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding.

          Any such modification or waiver shall apply equally to each holder of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of such modification or waiver to the holders of the Notes at the time outstanding.

          9. Events of Default. If any one or more of the following events, herein called "Events of Default," shall occur (for any reason whatsoever, and whether such occurrence shall, on the part of the Company or any of its subsidiaries, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority) and such Event of Default shall be continuing:

               (i) default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or repurchase (including default of any optional prepayment in accordance with the requirements of Section 5, or any special mandatory prepayment in accordance with the requirements of Section 6, as the case may be) or by acceleration or otherwise; or

               (ii) default shall be made in the payment of any installment of interest on this Note according to its terms when and as the same shall become due and payable, and such default shall continue for 5 Business Days; or

               (iii) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Company contained herein in Section 7(j); or

               (iv) default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or of the Purchase Agreement, and such default shall continue for 10 Business Days after written notice thereof from holders of not less than 33-1/3% of the aggregate principal amount of the Notes at the time outstanding, specifying such default and requesting that the same be remedied; or

               (v) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company or any of its subsidiaries in any involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries for any substantial part of any of their property or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days; or

               (vi) the commencement by the Company or any of its material subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any of its material subsidiaries for any substantial part of any of their property, or the making by any of them of any general assignment for the benefit of creditors, or the failure of the Company or of any of its material subsidiaries generally to pay its debts as such debts become due, or the taking of corporate action by the Company or any of its material subsidiaries in furtherance of or which might reasonably be expected to result in any of the foregoing; or

               (vii) a default or an event of default as defined in any instrument evidencing or under which the Company or any of its material subsidiaries has outstanding at the time any Indebtedness in excess of $1,000,000 in aggregate principal amount shall occur and as a result thereof the maturity of any such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within 20 days; or

               (viii) final judgment (not reimbursed by insurance policies of the Company or any of its subsidiaries) for the payment of money in excess of $1,000,000 shall be rendered against the Company or any of its subsidiaries and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed;

then the holders of at least 33-1/3% in aggregate principal amount of the Notes at the time outstanding may, at their option, by a notice in writing to the Company declare this Note to be, and this Note shall thereupon be and become immediately due and payable together with interest accrued thereon, without diligence, presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company to the extent permitted by law. For purposes of clauses (vi) and (vii), the term "material subsidiary" shall mean each subsidiary of the Company, other than subsidiaries that are dormant, or conduct no business other than the holding of assets of insignificant value or have less than $5 million in annual revenues at such time (collectively "non-material subsidiaries"); provided, however, for purposes of clauses (vi) and
                         --------  -------
(vii), in the that an Event of Default shall relate to one or more non-material subsidiaries which have greater than $5 million in annual revenues in the aggregate such Event of Default shall be deemed to be an Event of Default that relates to material subsidiaries.

          At any time after any declaration of acceleration has been made as provided in this Section 9, the holders of a majority in principal amount of the Notes then outstanding may, by notice to the Company, rescind such declaration and its consequences, provided, however, that no such rescission shall extend to
                      --------  -------
or affect any subsequent default or Event of Default or impair any right consequent thereon.

          Without limiting the foregoing, the Company hereby waives any right to trial by jury in any legal proceeding related in any way to this Note and agrees that any such proceeding may, if the holder so elects, be brought and enforced in the Supreme Court of the State of New York for New York County or the United States District Court for the Southern District of New York and the Company hereby waives any objection to jurisdiction or venue in any such proceeding commenced in such court. The Company further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of New York, by registered mail addressed to it at its office or agency set forth in paragraph
(a) of Section 7 for purposes of notices hereunder.

          10. Suits for Enforcement. Subject to the provisions of Section 13 of this Note, in case any one or more of the Events of Default specified in Section 9 of this Note shall happen and be continuing (subject to any applicable cure period expressly set forth herein), the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note.

          In case of any default under this Note, the Company will pay to the holder hereof reasonable collection costs and reasonable attorneys' fees, to the extent actually incurred.

          11. Remedies Cumulative. No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

          12. Remedies Not Waived. No course of dealing between the Company and the holder of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of the holder of this Note.

          13. Subordination. (a) Anything contained in this Note to the contrary notwithstanding, the indebtedness evidenced by the Notes shall be subordinate and junior, to the extent set forth in the following paragraphs (A),
(B), (C) and (D), to all Senior Indebtedness of the Company. "Senior Indebtedness "shall mean the principal of, premium, if any, and interest on (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), and all reasonable fees, reimbursement and indemnity obligations, and all other obligations arising in connection with, any indebtedness for borrowed money of the

Company, contingent or otherwise i including guarantees of any such indebtedness of others), now outstanding or created, incurred, issued, assumed or guaranteed in the future, other than any such indebtedness as to which the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall be subordinate in right of a to one or more categories or issues of indebtedness of the Company. Without uniting the generality of the foregoing, Senior Indebtedness shall include all Obligations (under and as defined in the Credit Agreement) and the Company's guarantee of Obligations (as defined in the Credit Agreement originally dated as of February 28, 1998, and amended and restated as of June 30, 1998, among the Company, Canadian Back Institute Limited, Canadian Imperial Bank of Commerce, as agent and the lenders named on the signature page thereof, as from time to time amended or increased or otherwise modified, together with any agreement entered into in connection with the restatement, increase, renewal, extension, restructuring, refunding or refinancing of the obligations under such credit agreement (the "Canadian Credit Agreement")); notwithstanding the foregoing, Senior Indebtedness shall include only such Obligations under the Credit Agreement and such guarantee of the Obligations under the Canadian Credit Agreement until such time as the same have been indefeasibly paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement or the Canadian Credit Agreement have terminated. For purposes of this Note, "Credit Agreement" shall mean the Credit Agreement dated June 30, 1998 among the Company, the several financial institutions from time to time party thereto, Bank of America National Trust and Savings Association, as administrative agent or any successor agent (the "Senior Lender") and CIBC Inc. as syndication agent, as from time to time amended or increased or otherwise modified, together with any agreement entered into in connection with the restatement, increase, renewal, extension, restructuring, refunding or refinancing of the obligations under such credit agreement. Notwithstanding anything contained herein to the contrary, the indebtedness evidenced by the Notes shall not be subordinated and junior in right of payment to any claims of any trade creditors of the Company.

          (A) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash (or such payment is duly provided for), before any payment, whether on account of principal, interest or otherwise, is made upon the Notes.

          (B) In any of the proceedings referred to in paragraph (A) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash (or such payment is duly provided for).

          (C) No payment shall be made, directly or indirectly, on account of the Notes (i) upon maturity of any Senior Indebtedness obligation, by lapse of time, acceleration (unless waived), or otherwise, unless and until all principal thereof and interest thereon and all other obligations in respect thereof shall first be paid in full in cash (or such payment is duly provided for), or (ii) upon the happening of any default in payment of any principal of, premium, if any, or interest on or any other amounts payable in respect of Senior Indebtedness when the same becomes due and payable whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Senior Payment Default"), unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist.

          (D) Upon the happening of a default (other than one described in clause (A), (B) or (C) above) with respect to any Senior Indebtedness permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness (or, in the case of the Credit Agreement, the Senior Lender) to declare such Senior Indebtedness due and payable prior to the date on which it is otherwise due and payable (a "Nonmonetary Default"), upon the occurrence of(t) receipt by the holders of the Notes of written notice from the holders of said Senior Indebtedness (or, in the case of the Credit Agreement, the Senior Lender) of a Nonmonetary Default (any such notice, a "Blockage Notice"), or (ii) if such Nonmonetary Default results from the acceleration of the Notes, the date of such acceleration; then (x) the Company will not make, directly or indirectly, to the holder of the Notes any payment of any kind of or on account of all or any part of the Notes; (y) the holders of the Notes will not accept from the Company any payment of any kind of or on account of all or any part of the Notes and (z) the holders of the Notes may not take, demand, receive, sue for, accelerate or commence any remedial proceedings with respect to any amount payable under the Notes, unless and until in each case described in clauses
     (x), (y) and (z) all such Senior Indebtedness shall have been paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated; provided, however, that if such
                                       --------  -------
     Nonmonetary Default shall have occurred and be continuing for a period (a "Blockage Period") commencing on the earlier of the date of receipt of such Blockage Notice or the date of the acceleration of the Notes and ending 179 days thereafter (it being understood that not more than one Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days), and during such Blockage Period (i) such Nonmonetary Default shall not have been cured or waived, (ii) the holder of such Senior Indebtedness (or, in the case of the Credit Agreement, the Senior Lender) shall not have made a demand for payment and commenced an action, suit or other proceeding against the Company and (iii) none of the events described in subsection (A) above shall have occurred, then (to the extent not otherwise prohibited by subsections (A), (B) or (C) above) the Company may, not less than 10 days after receipt by the holders of such Senior Indebtedness or the Senior Lender, as the case may be, of written notice to such effect from the holders of at least 33-1/3% of the aggregate principal amount of the Notes at the time outstanding, make and the holders of all of the Notes may accept from the Company all past due and current payments of any kind of or on account of the Notes, and such holder may demand, receive, retain, sue for or otherwise seek enforcement or collection of all amounts payable on account of principal of or interest on the Notes.

          (b) Subject to the payment in full in cash of all Senior Indebtedness (or the provision for such payment) as aforesaid, the holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of Senior Indebtedness, until the principal of, and interest on, the Notes shall be paid in full, and, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this
Section 13 which otherwise would have been made to the holder of the Notes shall be deemed a payment by the Company on account of the Senior Indebtedness, it being understood that the provisions of this Section 13 are and are intended solely for the purposes of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand. Subject to the rights, if any, under this Section 13 of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the holders of the Notes, nothing herein shall either impair, as between the Company and the holder of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holder thereof the principal thereof and interest thereon in accordance with its terms or prevent (except as otherwise specified therein) the holders of the Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder.

          (c) If any payment or distribution of any character or any security, whether in cash, securities or other property; shall be received by any holders of the Notes in contravention of any of the terms hereof or before all the Senior Indebtedness obligations have been paid in full in cash (or such payment is duly provided for), such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash. In the event of the failure of any such holder to endorse or assign any such payment, distribution or security, each holder of any Senior Indebtedness is hereby irrevocably authorized to endorse or assign the name.

          (d) The holders of the Notes unconditionally waive (i) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Indebtedness, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Indebtedness or the Credit Agreement, and notice of any failure on the part of the Company to perform and comply with any covenant, agreement, term or condition of any Senior Indebtedness, (ii) any right to the enforcement, assertion or exercise by any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise,
(iii) any requirements of diligence on the part of any holder of any of the Senior Indebtedness, (iv) any requirement on the part of any holder of any Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness and (v) any notice of any sale, transfer or other disposition of' any Senior Indebtedness by any holder thereof.

          (e) The obligations of the holder under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness, or any other payment to any holder of any Senior Indebtedness in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Indebtedness upon the occurrence of any proceeding referred to in paragraph 13(a)(A) or upon or as a result of the appoint of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property or otherwise, all as though such payment had not been made.

          (f) Notwithstanding anything to the contrary herein, the Company shall not at any time offer (and the holder hereof shall not at any time accept)
(i) any pledge of collateral or (ii) any guaranty by any parent or subsidiary of the Company, in each case with respect to the obligations of the Company under this Note.

          14. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

          15. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

          16. Headings. The headings of the sections and paragraphs of this Note are inserted for convenience only and co not constitute a part of this Note.

          17. Third Party Beneficiaries. The provisions of Section 13 are intended to be for the benefit of, and shall be enforceable directly by each holder of, the Senior Indebtedness.

          IN WITNESS WHEREOF, SELECT MEDICAL CORPORATION has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year specified above.


                                        SELECT MEDICAL CORPORATION



                                        By /s/ Robert Ortenzio
                                          ---------------------------------
                                          Name:
                                          Title: